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                                                                  EXHIBIT (a)(4)
                    [CREDIT SUISSE FIRST BOSTON LETTERHEAD]

                              GARTNER GROUP, INC.
                           OFFER TO PURCHASE FOR CASH
                    UP TO 15,700,000 SHARES OF COMMON STOCK,
                                 CONSISTING OF
               UP TO 9,600,000 SHARES OF CLASS A COMMON STOCK AND
                UP TO 6,100,000 SHARES OF CLASS B COMMON STOCK,
                   EACH AT A PURCHASE PRICE NOT LESS THAN $21
                          NOR MORE THAN $24 PER SHARE

    THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, AUGUST 24, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                   July 27, 1999

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     Gartner Group, Inc., a Delaware corporation (the "Company"), has engaged us to act as Dealer Manager in connection with its offer to purchase up to 15,700,000 shares (or such lesser number of shares as are properly tendered) of its Common Stock, par value $0.0005 per share, consisting of up to 9,600,000 shares of Common Stock, Class A, par value $0.0005 per share ("Class A Common Stock"), and up to 6,100,000 shares of Common Stock, Class B, par value $0.0005 per share ("Class B Common Stock"; together with the Class A Common Stock, the "Shares" or the "Common Stock"), at prices not less than $21 nor more than $24 per share, net to the seller in cash, without interest, as specified by stockholders tendering their Shares, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 27, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

     The Company will, upon the terms and subject to the conditions of the Offer, determine the single per share price, not less than $21 nor more than $24 per share, net to the seller in cash, without interest, that it will pay for shares of Class A Common Stock properly tendered pursuant to the Offer and not properly withdrawn (the "Class A Purchase Price"), taking into account the number of shares of Class A Common Stock so tendered and the prices specified by tendering stockholders. The Company will select the lowest purchase price that will allow it to buy 9,600,000 shares of Class A Common Stock (or such lesser number of shares of Class A Common Stock as are properly tendered). All shares of Class A Common Stock acquired pursuant to the Offer will be acquired at the one Class A Purchase Price.

     Similarly, the Company will determine the single per Share price, not less than $21 nor more than $24 per Share, net to the seller in cash, without interest, that it will pay for shares of Class B Common Stock properly tendered pursuant to the Offer and not properly withdrawn (the "Class B Purchase Price"; each of the Class A Purchase Price and Class B Purchase Price is referred to as a "Purchase Price"), taking into account the number of shares of Class B Common Stock so tendered and the prices specified by tendering stockholders. The Company will select the lowest purchase price that will allow it to buy 6,100,000 shares of Class B Common Stock (or such lesser number of shares of Class B Common Stock as are properly tendered). All shares of Class B Common Stock acquired pursuant to the Offer will be acquired at the one Class B Purchase Price. The Class A Purchase Price and Class B Purchase Price need not be identical.

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     Notwithstanding the foregoing, the Company will only repurchase shares of
Class A Common Stock and Class B Common Stock in the same proportion as the ratio of the numbers of shares of Class A Common Stock and Class B Common Stock outstanding as of July 26, 1999. At such date, 63,992,550 shares of Class A Common Stock were outstanding, representing 61.1% of the outstanding Common Stock, and 40,689,648 shares of Class B Common Stock were outstanding, representing 38.9% of the outstanding Common Stock. If stockholders do not properly tender shares in these proportions, then the Company will only purchase the largest number of properly tendered shares of each class that will enable it to maintain these proportions, and the Purchase Price for each class will be determined upon the basis of the number of shares of such class so purchased.

     Subject to the foregoing, all shares of a class of Common Stock properly tendered prior to the Expiration Date (as defined in the Offer to Purchase) at prices at or below the Purchase Price for that class and not properly withdrawn, will be purchased at such Purchase Price, upon the terms and subject to the conditions of the Offer, including the proportionality and proration provisions. Shares tendered at prices in excess of such Purchase Price and shares not purchased because of the proportionality and proration provisions will be returned at the Company's expense to the stockholders who tendered such shares.

     The Company reserves the right, in its sole discretion, to purchase more than an aggregate of 15,700,000 shares pursuant to the Offer; provided that the Company will only repurchase shares of Class A Common Stock and Class B Common Stock in the same proportion as the ratio of the numbers of shares of Class A Common Stock and Class B Common Stock outstanding on July 26, 1999.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS.

     Upon the terms and subject to the conditions of the Offer, if at the Expiration Date more than 9,600,000 shares of Class A Common Stock or more than 6,100,000 shares of Class B Common Stock (or in each case such greater number of shares as the Company may elect to purchase) are properly tendered at or below the Class A or Class B Purchase Price, respectively, and not properly withdrawn, the Company will buy shares of a given class first from any person (an "Odd Lot Holder") who owned beneficially or of record as of the close of business on July 27, 1999 and who continues to own beneficially or of record as of the Expiration Date, an aggregate of fewer than 100 shares of such class and so certified in the appropriate place on the Letter of Transmittal (and, if applicable, on a Notice of Guaranteed Delivery), and who properly tenders all such person's shares of such class at or below the applicable Purchase Price, and then on a pro rata basis from all other stockholders who properly tender shares of that class at prices at or below the applicable Purchase Price (and do not properly withdraw such shares prior to the Expiration Date).

     For your information and for forwarding to those of your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1. The Offer to Purchase dated July 27, 1999;

          2. The Letters of Transmittal for your use and for the information of your clients (together with the accompanying Substitute Form W-9). Different Letters of Transmittal are to be used to tender shares of Class A Common Stock and shares of Class B Common Stock. Copies of each separate form are enclosed. Facsimile copies of the Letters of Transmittal (with manual signatures) may be used to tender Shares;

          3. A letter to the stockholders of the Company dated July 27, 1999 from Michael D. Fleisher, Executive Vice President and Chief Financial Officer of the Company;

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          4. The Notice of Guaranteed Delivery to be used to accept the Offer and tender Shares pursuant to the Offer if none of the procedures for tendering Shares set forth in the Offer to Purchase can be completed on a timely basis;

          5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with an Instruction Form provided for obtaining such clients' instructions with regard to the Offer;

          6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. A return envelope addressed to EquiServe L.P., as Depositary for the Offer (the "Depositary").

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, AUGUST 24, 1999, UNLESS THE OFFER IS EXTENDED.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) including any required signature guarantees and any other required documents should be sent to the Depositary together with either certificate(s) representing tendered Shares or timely confirmation of their book-entry transfer, in accordance with the instructions set forth in the Offer to Purchase and the related Letter of Transmittal.

     Holders of Shares whose certificate(s) for such Shares are not immediately available or who cannot deliver such certificate(s) and all other required documents to the Depositary, or complete the procedures for book-entry transfer, prior to the Expiration Date may tender their Shares according to the procedure for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

     No fees or commissions will be payable by the Company or any officer, director, stockholder, agent or other representative of the Company to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than fees paid to Credit Suisse First Boston Corporation, as Dealer Manager, or Morrow & Co., Inc., as Information Agent, as described in the Offer to Purchase). The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients whose Shares are held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to Credit Suisse First Boston Corporation, as Dealer Manager, Eleven Madison Avenue, New York, New York 10010-3629, (800) 881-8320 (toll free), or to Morrow & Co., Inc., as Information Agent, 445 Park Avenue, Fifth Floor, New York, NY 10022, (800) 662-5200 (toll free). Requests for additional copies of the enclosed materials may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth above.

                                          Very truly yours,

                                          CREDIT SUISSE FIRST BOSTON CORPORATION

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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